Exhibit 77O(ii)

RULE 10f-3 REPORTING FORM

Name of Adviser/Subadviser:  Loomis, Sayles &
Company, L.P.

Name of Fund:  See Attached

Total Net Assets of Fund:  See Attached

Issuer:  SABRE GLBL INC

Underwriter(s): See Attached

Affiliated Underwriter in the Syndicate:  Natixis

Date of Purchase:  11/4/15

Date of Offering: 11/4/15

Amount of Purchase :  $5,230,000.00

Purchase Price:  $100.00

Commission or Spread: 1.125%


Check that all the following conditions have been met (any exceptions should be discussed prior to commitment):

X	The securities are (i) part of an issue
registered under the Securities Act of 1933
(the "1933 Act") that is being offered to the public, (ii) part of an issue of government securities as defined under the Investment Company Act of 1940,
(iii)"municipal securities" as defined
under the Securities Exchange Act of 1934,
(iv) sold in an offering conducted under the laws of a country other than the United
States subject to certain requirements, or
(v) exempt from registration under Rules
144A of the 1933 Act.

	If the securities meet conditions (i),
(ii), (iv) or (v):

X	the issuer of such
securities has been in
continuous operation for not
less than three years
(including operations of
predecessors).



If the securities meet conditions (iii):

__	the issuer of such
securities has received an
investment grade rating from
a nationally recognized
statistical rating
organization or if the
issuer of the municipal
securities or entity
supplying the revenues from
which the issue is to be
paid has been in continuous
operation for less than
three years (including any
predecessors), it has
received one of the three
highest ratings from at
least one such rating
service


X	The securities were purchased prior to the
end of the first day of which any sales
were made and the purchase price did not exceed the offering price (or fourth day before termination, if a rights offering).

X	The underwriting was a firm commitment.

X	The commission, spread or profit was
reasonable and fair compared to that being received by others for underwriting similar securities during a comparable period of time.

X	The amount of the securities purchased by
the Fund, aggregated with purchases by any other investment company advised by the Fund's investment adviser or sub-adviser, and any purchases by another account with respect to which the investment adviser or sub-adviser exercised such investment discretion with respect to the purchase did not exceed 25% of the principal amount of the offering.

X	No underwriter which is an affiliate of the
Fund's adviser or sub-adviser was a direct or indirect participant in, or benefited directly or indirectly from the purchase.

X	The purchase was not part of a group sale
(or part of the institutional pot), or
otherwise allocated to the account of an officer, director, member of an advisory board, investment adviser or employee of the Fund or affiliated person thereof.







         S
i
g
n
e
d

b
y
:

/
s
/

C
h
i
p

B
a
n
k
e
s


			Date: 12/31/15






Sabe GLBL Inc
Deal size 	500,000,000.00



Fund 	  	Fund Name
	Fund Assets	Purchase Amount
	Price

H40132	       LS High Income Fund
		179,874,632.51	   60,000.00
		100.00


































  Include all purchases made by two or more funds which have the same investment adviser or sub-adviser.
  Special counting rules apply for Rule 144A offerings.